Exhibit 99.1

Headquarters Office 13737 Noel Road, Ste. 100
Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	David Matthews (469) 893-2640 David.Matthews@tenethealth.com
Investors:	Thomas Rice (469) 893-2522 Thomas.Rice@tenethealth.com

Tenet Announces Preliminary Results for Fourth Quarter and Full Year 2008

Additional Cost Efficiencies of More Than $100 Million Expected in 2009

DALLAS – Jan. 22, 2009 – Tenet Healthcare Corporation (NYSE: THC) announced today that it expects adjusted EBITDA for the year ended December 31, 2008 to be approximately $730 million, and net income to be approximately $63 million. For the fourth quarter ended December 31, 2008, adjusted EBITDA is expected to be approximately $197 million and net income is expected to be approximately $5 million. These estimates are subject to final adjustments and to the additional effects, if any, of our normal year-end impairment analysis. Adjusted EBITDA is a non-GAAP term defined below.

“Although we were operating in a tough economic environment, our fourth quarter patient volumes held up reasonably well in the aggregate, and we benefited from expense reductions including reduced malpractice expenses which reflect our history of investments in clinical quality,” said Trevor Fetter, president and chief executive officer. “Excluding possible final adjustments, we expect our 2008 adjusted EBITDA to be within our prior outlook range of $700 million to $750 million, at approximately $730 million.”

“In these difficult and uncertain times, we believe it has become increasingly prudent to implement strategies designed to enhance our financial flexibility and mitigate near-term profitability pressures,” Mr. Fetter said. “Examples of these actions include the note exchange offer we announced separately this morning and the cost controls we implemented in the fourth quarter. In addition, further opportunities have been identified to materially improve our operating efficiencies both within our hospitals and at the corporate level in 2009. These actions are expected to capture more than $100 million of gross cost savings in 2009 to partially offset cost increases including the impact of volume growth, higher wage rates, and the effects of the challenging economic environment. As financial pressures on our local competitors have already caused many of them to curtail their capital investments, we believe there are also opportunities to conserve cash through reducing 2009 capital expenditures without harming our competitive position.”

“However, there is a lack of visibility into demand for healthcare services, payer and patient mix, and other key variables that prevents us from confirming earlier comments on our 2009 outlook or providing a revised 2009 earnings outlook with acceptable accuracy at this time,” said Mr. Fetter. “We have previously stated our intention to comment on our 2009 outlook when we release our complete fourth quarter results in late February. That continues to be our intention.”

Fourth quarter 2008 volume metrics included a decline in total same-hospital admissions of 0.2 percent and a decline of 0.3 percent in same-hospital outpatient visits. Same-hospital adjusted admissions were up 1.6 percent. Commercial managed care admissions declined by 3.0 percent on a same-hospital basis, an improvement relative to the 3.4 percent decline in same-hospital commercial managed care admissions in the third quarter of 2008. Paying admissions, a metric which excludes uninsured and charity admissions, grew by 0.1 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007 on a same-hospital basis, and paying outpatient visits grew by 0.9 percent on a same-hospital basis. Same-hospital surgeries evidenced strong growth, rising by 2.1 percent, with inpatient surgeries flat year-over-year and a 3.7 percent increase in outpatient surgeries.

Net revenues are expected to be approximately $2.172 billion in the fourth quarter of 2008 on a same-hospital basis, an increase of approximately $102 million, or 4.9 percent, as compared to the fourth quarter of 2007. Fourth quarter 2008 net revenues include the favorable impact of an approximately $8 million charge reversal that partially reverses the $17 million charge taken in the second quarter of 2008 related to a medical education reimbursement issue.

Net patient revenues from commercial managed care are expected to be approximately $872 million in the fourth quarter of 2008 on a same-hospital basis, an increase of approximately $54 million, or 6.6 percent, as compared to commercial managed care revenues of $818 million in the fourth quarter of 2007.

Same-hospital controllable operating expenses, defined as salaries, wages and benefits, supplies, and other operating expenses, are expected to be approximately $1.808 billion in the fourth quarter of 2008, an increase of approximately $29 million, or 1.6 percent, compared to controllable operating expenses of $1.779 billion in the fourth quarter of 2007. Due to improved claims experience, fourth quarter 2008 controllable operating expense includes a reduction in malpractice expense of approximately $18 million as compared to malpractice expense in the fourth quarter of 2007. On a per adjusted patient day basis, same-hospital controllable operating expenses are expected to be approximately $1,955, an increase of $15, or 0.8 percent, as compared to same-hospital controllable operating expenses per adjusted patient day of $1,940 in the fourth quarter of 2007.

Bad debt expense in the fourth quarter of 2008 is expected to be approximately $163 million, an increase of approximately $30 million, or 22.6 percent, compared to bad debt expense of $133 million in the fourth quarter of 2007, on a same-hospital basis. This corresponds to an expected bad debt expense ratio of approximately 7.5 percent in the fourth quarter of 2008, compared to a bad debt expense ratio of 6.4 percent in the fourth quarter of 2007. Bad debt expense in the fourth quarter of 2008 includes a $4 million unfavorable adjustment in the estimate of necessary bad debt reserve levels compared to a favorable adjustment of $16 million in the fourth quarter of 2007. Accounts receivable days outstanding from continuing operations were approximately 50 days at December 31, 2008, compared to 51 days at September 30, 2008 and 52 days at December 31, 2007.

Cash and cash equivalents were approximately $507 million at December 31, 2008, a decrease of $5 million from $512 million at September 30, 2008. During the fourth quarter of 2008, we received cash distributions of approximately $34 million, which are included in the $507 million cash balances at December 31, 2008, related to the Company’s investment in the Reserve Yield Plus Fund. The Company’s 2008 estimates include an expectation of adjusted cash provided by operating activities from continuing operations (which the Company defines to exclude income tax payments/(refunds), litigation and restructuring payments and discontinued operations) of approximately $288 million. Adjusted cash provided by operating activities from continuing operations is expected to be approximately $101 million in the fourth quarter of 2008 reflecting seasonal increases in accounts payable offset by timing of disbursements related to payroll and accrued liabilities. Capital expenditures for 2008 are expected to be approximately $527 million, including approximately $130 million in the fourth quarter of 2008. Adjusted free cash flow from continuing operations (a non-GAAP term defined below) is expected to be approximately negative $239 million for 2008, including approximately negative $29 million in the fourth quarter of 2008.

A reconciliation of estimated adjusted EBITDA to estimated net income (loss), the most comparable GAAP term, for the year and quarter ended December 31, 2008 is provided in Table #1. A reconciliation of estimated adjusted net cash provided by operating activities from continuing operations and estimated adjusted free cash flow from continuing operations to estimated net cash provided by operating activities, the most comparable GAAP term, for the year and quarter ended December 31, 2008 is provided in Table #2.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) income (loss) from discontinued operations, net of tax; (3) income tax expense (benefit); (4) net gain (loss) on sales of investments; (5) minority interests; (6) investment earnings; (7) interest expense; (8) litigation and investigation (costs) benefit; (9) hurricane insurance recoveries, net of costs; (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (11) amortization; and (12) depreciation.

Adjusted Free Cash Flow

Adjusted free cash flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less capital expenditures in continuing operations, new and replacement hospital construction expenditures, income tax refunds (payments), net cash provided by (used in) operating activities from discontinued operations, and net payments against reserves for restructuring charges and litigation costs and settlements.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2007, our quarterly reports on Form 10-Q, and periodic reports on Form 8- K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

Supplemental Non-GAAP Disclosures

Table #1—Reconciliation of Estimated Adjusted EBITDA to

Estimated Net Income (Loss) for the Year and Quarter Ended December 31, 2008

(Unaudited)

(Dollars in millions)	Q4’08	2008
Net income	$5	$63
Less: Income from discontinued operations, net of tax	17	3

Income (loss) from continuing operations	(12)	60
Income tax benefit	6	25

Income (loss) from continuing operations, before income taxes	(18)	35
Net gain (loss) on sales of investments	(1)	139
Minority interests	(3)	(6)
Investment earnings	1	22
Interest expense, net	(106)	(418)

Operating income	91	298
Litigation and investigation benefit (costs)	4	(41)
Impairment of long-lived assets and goodwill, and restructuring charges	(14)	(18)
Depreciation and amortization	(96)	(373)

Adjusted EBITDA	$197	$730

Table #2— Reconciliation of Estimated Adjusted Free Cash Flow

for the Year and Quarter Ended December 31, 2008

(Unaudited)

(Dollars in millions)	Q4’08	2008
Net cash provided by operating activities	$67	$208
Less:
Income tax payments, net	(1)	(4)
Payments against reserves for restructuring charges and litigation costs and settlements	(21)	(100)
Net cash provided by (used in) operating activities from discontinued operations	(12)	24

Adjusted net cash provided by operating activities – continuing operations	101	288
Purchases of property and equipment – continuing operations	(120)	(452)
Construction of new and replacement hospitals	(10)	(75)

Adjusted Free Cash Flow – continuing operations	$(29)	$(239)